Exhibit 99.3

Summary Historical Consolidated Financial and Operating Data

The following consolidated financial information for the years ended December 31, 2008 and 2007 are derived from our audited consolidated financial statements included in this offering memorandum. The following consolidated financial information as of September 30, 2009 and for the nine month periods ended September 30, 2009 and 2008 has been derived from our unaudited consolidated financial statements included in this offering memorandum. The financial information as of and for the nine month periods ended September 30, 2009 and 2008 include, in management’s opinion, all adjustments necessary for the fair presentation of our parent’s financial position as of such date and our results of operations for such periods and may not be indicative of results to be expected for the full year.

We have not included any financial or operating data for any periods prior to those listed above because we did not generate revenue or have significant operations prior to February 2009, when we deployed our first jackup rig. Prior to June 2008, when we completed the acquisition of Offshore Group Investment Limited and our merger with our predecessor, Vantage Energy Services, Inc. (“Vantage Energy”), we had no operating assets or revenue. For these periods, the issuer had no assets or operations and, as a result, we have not presented any financial or operating data for the issuer.

The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes thereto included elsewhere in this offering memorandum.

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	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2007	2008	2008	2009
Statement of Operations Data:
Revenue	$—	$913	$—	$72,935
Operating costs and expenses
Operating costs	—	5,365	2,243	35,550
General and administrative	937	9,333	5,863	11,140
Impairment and termination costs (1)	—	38,286	—	—
Depreciation	10	101	23	6,923

Total operating expenses	947	53,086	8,129	53,613

Operating income (loss)	(947)	(52,173)	(8,129)	19,322
Other income (expense)
Interest income	7,699	4,095	4,089	13
Interest expense	—	(56)	—	(4,004)
Other income	—	86	—	316

Total other income (expense)	7,699	4,125	4,089	(3,675)

Income (loss) before income taxes	6,752	(48,049)	(4,040)	15,647
Income tax provision (benefit)	2,299	(670)	(130)	2,534

Net income (loss)	$4,454	$(47,378)	$(3,910)	$13,113

Other Financial Data:
EBITDA (2)	$(937)	$(51,986)	$(8,106)	$26,561
Adjusted EBITDA (3)	(937)	(11,279)	(6,820)	30,197
Capital expenditures	122	384,172	321,833	200,102

EBITDA Reconciliation:
Net income (loss)	$4,454	$(47,378)	$(3,910)	$13,113
Income tax provision (benefit)	2,299	(670)	(130)	2,534
Interest (income) expense	(7,699)	(4,039)	(4,089)	3,991
Depreciation	10	101	23	6,923

EBITDA (2)	(937)	(51,986)	(8,106)	26,561

Impairment and termination costs (1)	—	38,286	—	—
Share-based compensation expense	—	2,420	1,286	3,636

Adjusted EBITDA (3)	$(937)	$(11,279)	$(6,820)	$30,197

As of September 30, 2009
Balance Sheet Data:
Cash and cash equivalents	$65,586
Property and equipment, net	752,583
Total assets	979,180
Total debt	281,741
Total shareholders’ equity	666,308

(Dollars in thousands)

(1)	Includes $10.0 million termination fee related to the Titanium Explorer purchase option and write-off of the book value of the rig when the purchase option was not exercised.
(2)	We present EBITDA as net income (loss) before (i) provision (benefit) for income taxes, (ii) interest (income) expense and (iii) depreciation and amortization expense. EBITDA is a non-GAAP financial measure as defined under the rules of the SEC, and is intended as a supplemental measure of our performance. We believe this measure is commonly used by analysts and investors to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. For more information, see “Non-GAAP Financial Measures.”
(3)	Adjusted EBITDA represents EBITDA adjusted to exclude impairment and termination costs. EBITDA and Adjusted EBITDA, which are non-GAAP financial measures as defined under the rules of the SEC, are not substitutes for net income, operating income or any other performance measure derived in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA are commonly used by analysts and investors to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates.

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